Exhibit 10.7

AR Employment Agreement

SIMPLE PRACTICE LLC

AMENDED & RESTATED EMPLOYMENT AGREEMENT

AMENDED & RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) dated as of June 28, 2021 (the “Effective Date”), between SIMPLEPRACTICE, LLC, a California limited liability company, and EngageSmart, LLC, a Delaware limited liability company and parent of SimplePractice, LLC (collectively the “Company”), and Howard Spector (“the Employee”).

W I T N E S S E T H

WHEREAS, the Company and the Employee previously entered into that certain Employment Agreement dated March 17, 2017 (the “Prior Agreement”); and

WHEREAS, the parties desire to amend and restate the Prior Agreement on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. POSITION AND DUTIES.

(a) During the Employment Term (as defined in Section 2 hereof), the Employee shall serve as Founder Advisor of the Company. The Employee shall report to Robert Bennett, Chief Executive Officer (“CEO”) of EngageSmart, LLC (“EngageSmart”). In this capacity, the Employee shall have the duties, authorities and responsibilities as set forth on Exhibit A, attached hereto, and such other duties, authorities and responsibilities as the CEO shall designate from time to time.

(b) During the Employment Term, the Employee shall use his or her best endeavors to promote the interests of the Company, and shall devote all of his or her business and professional time, attention, energy, skill and best efforts to the performance of his or her duties with the Company, other than for community, foundation and professional association activities and board participation, in each case, as reasonably approved by the CEO.

(c) In the event that the Employee shall discover that he or she has any direct or indirect material personal interest in any of the Company’s business (other than equity ownership in the Company) or a material conflict of interest with the duties required of him or her by virtue of his or her employment with the Company, the Employee shall reasonably endeavor to promptly inform Company in writing.

2. EMPLOYMENT TERM. The initial term of Employee’s employment under this Agreement shall commence on the Effective Date and end on December 31, 2021 (the “Initial Term”). On January 1, 2022 and each anniversary thereof, the term of this Agreement shall be automatically extended for successive one year periods unless either the Company or the Employee

AR Employment Agreement

elects not to extend this Agreement by giving at least sixty (60) days’ advance written notice of non-renewal to the other party that the Employment Term shall not be extended (each such subsequent term, a “Subsequent Term” and collectively the “Subsequent Terms”). The Initial Term and any Subsequent Terms shall constitute the “Term” for purposes of this Agreement. Notwithstanding the foregoing, the Employee’s employment hereunder may be earlier terminated in accordance with Section 5 hereof, subject to Section 6 hereof. The period of time between the Effective Date and the termination of the Employee’s employment hereunder shall be referred to herein as the “Employment Term.”

3. COMPENSATION.

(a) BASE SALARY. The Company agrees to pay the Employee a base salary at an annual rate of not less than $600,000 during the Initial Term and $120,000 during any Subsequent Term, in each case less applicable payroll and tax withholdings, payable in accordance with the regular payroll practices of the Company. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.

(b) BONUS OPPORTUNITY. During the Initial Term, the Employee will continue to be eligible to participate in the Company’s performance-based incentive programs, as may be in effect from time to time in accordance with the Company’s compensation practices and the terms and provisions of such programs, as established by the Company in its sole discretion; provided that the Employee shall have an annual target incentive opportunity of up to forty percent (40%) of his Base Salary then in effect; and further provided that the Employee must be employed with the Company on the last date of the year for which any such bonus is earned. During any Subsequent Terms, the Employee will not be eligible to participate in any Company’s annual bonus or other performance-based incentive programs.

4. EMPLOYEE BENEFITS.

(a) BENEFIT PLANS. The Employee shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally from time to time, subject to satisfying the applicable eligibility requirements. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time. To the extent that the level of such benefits is based on seniority or compensation levels, the Company shall make appropriate and proportionate adjustments to the Employee’s benefits. The Employee shall be further entitled to the following additional benefits which shall supplement or replace, to the extent duplicative of any part or all of the general officer benefits, the benefits otherwise provided to the Employee.

(b) VACATION. The Employee shall be entitled to paid vacation (or other paid time off) per calendar year (subject to proration for any partial years) in accordance with the Company’s policy on accrual and use applicable to similarly situated employees as in effect from time to time.

AR Employment Agreement

(c) BUSINESS EXPENSES. Upon presentation of appropriate documentation, the Employee shall be reimbursed in accordance with the Company’s expense reimbursement policy, for reasonable business expenses incurred in connection with the performance of the Employee’s duties hereunder and the Company’s policies with regard thereto.

5. TERMINATION. The Employee’s employment and the Employment Term shall terminate on the first of the following to occur:

(a) DISABILITY. Upon ten (10) days’ prior written notice by the Company to the Employee of termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Employee to perform the Employee’s material duties hereunder with or without reasonable accommodation due to a physical or mental injury, infirmity or incapacity for one hundred twenty (120) days (including weekends and holidays) in any consecutive 365-day period, as determined by the Company in its sole discretion.

(b) DEATH. Automatically on the date of death of the Employee.

(c) CAUSE. Immediately upon written notice by the Company to the Employee in accordance with this Agreement of a termination for Cause. “Cause” shall mean:

(i) the Employee’s abandonment of, or willful misconduct or gross negligence in the performance of Employee’s duties to the Company or any of its affiliates, after there has been delivered to Employee by Company a written demand for performance and ten (10) Business day opportunity to cure which sets forth in reasonable detail the allegation in which Company believes that Employee has not substantially performed Employee’s duties;

(ii) the Employee’s willful failure to follow the lawful directives of CompanyEngageSmart or the Employee’s willful failure to perform Employee’s duties to the Company or any of its affiliates, in each case, other than as a result of death or Disability;

(iii) the Employee’s commission of, indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude;

(iv) any act by the Employee of theft, misappropriation, fraud, malfeasance or dishonesty in connection with the Employee’s position, duties or responsibilities hereunder;

(v) the Employee’s breach of this Agreement (including, but not limited to, Sections 8 and 9 hereof) or any other agreement between the Employee and the Company;

(vi) the Employee’s violation of Section 6.02 of the Securities Purchase Agreement, dated as of Effective Date by and between EngageSmart and various equityholders named therein (the “SPA”);

(vii) the Employee’s breach of the Company’s (or any of its affiliates’) code of conduct, code of ethics or other written policy; or

(viii) the Employee’s breach of any fiduciary duty or responsibility owed by him or her to the Company or any of its affiliates;

AR Employment Agreement

provided that, in the cases of the foregoing clauses (ii), (v), (vi) and (vii), the Employee has not cured such reason within ten (10) Business days after being notified of such reason by the Company; provided, further, that during such cure period, the Company may elect to prevent the Employee from acting in his capacity at the Company.

Any determination of Cause hereunder shall be made by the CEO of the Company (or successor governing body thereof) in the CEO’s sole discretion.

(d) GOOD REASON. Upon written notice by the Employee to the Company of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the prior written consent of the Employee:

(i) reduction in the Employee’s Base Salary (other than any reduction that is necessary to maintain the solvency of the Company);

(ii) material diminution in the Employee’s duties, responsibilities or level of authority (other than temporarily while physically or mentally incapacitated or as required by applicable law); or

(iii) relocation of the Employee’s principal place of employment to a location more than 35 miles from his or her then current principal place of employment.

provided that “Good Reason” shall only be deemed to have occurred if, no later than thirty (30) days following the initial occurrence of the circumstances constituting “Good Reason,” Employee provides a written notice to the Company containing reasonable details of such circumstances and within thirty (30) days following the delivery of such notice to the Company, the Company has failed to cure such circumstances. Additionally, Employee must terminate his or her employment within ninety (90) days of the initial occurrence of the circumstances constituting “Good Reason” for such termination to be “Good Reason” hereunder. Otherwise, any claim that the facts and circumstances giving rise to such “Good Reason” constitute “Good Reason” hereunder shall be deemed irrevocably waived by the Employee.

(e) WITHOUT GOOD REASON. Upon thirty (30) days’ prior written notice by the Employee to the Company of the Employee’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

(f) EXPIRATION OF TERM. Upon the expiration of the Term pursuant to the provisions of Section 2 hereof.

AR Employment Agreement

6. CONSEQUENCES OF TERMINATION.

(a) DEATH. In the event that the Employee’s employment and the Employment Term ends on account of the Employee’s death, the Employee, the Employee’s estate (or to the extent a beneficiary has been validly designated, such beneficiary), as the case may be, shall be entitled to the following:

(i) any unpaid Base Salary through the date of termination and any accrued vacation in accordance with the then applicable Company vacation policy;

(ii) any unpaid incentive bonus accrued and earned pursuant to Section 3(b) hereof for any quarterly bonus period ending on or prior to the date of termination;

(iii) reimbursement for any unreimbursed business expenses incurred through the date of termination in accordance with the then applicable Company expense reimbursement policy; and

(iv) all other vested payments or benefits to which the Employee is entitled under the terms of any applicable employee benefit plan (collectively, 6(a)(i) through 6(a)(iii) hereof shall be hereafter referred to as the “Accrued Benefits”).

(b) DISABILITY. In the event that the Employee’s employment and/or Employment Term ends on account of the Employee’s Disability, the Company shall pay or provide the Employee with the Accrued Benefits.

(c) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON OR DUE TO NON-RENEWAL BY THE EMPLOYEE. If, during the Initial Term, the Employee’s employment is terminated (x) by the Company for Cause, (y) by the Employee without Good Reason, or (z) due to the expiration of the Initial Term due to non-renewal by the Employee as provided in Section 2 hereof, the Company shall pay to the Employee the Accrued Benefits.

(d) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If, during the Initial Term, the Employee’s employment is terminated (y) by the Company without Cause, (z) by the Employee for Good Reason, the Company shall pay or provide the Employee with the following, subject to the provisions of Section 17 hereof:

(i) the Accrued Benefits;

(ii) subject to the Employee’s compliance with the obligations in Sections 7, 8 and 9 hereof, the continuation of the Employee’s Base Salary and health and welfare benefits, in each case, as then in effect and in accordance with the Company’s standard payroll and benefit policies (such continuation payments, the “Severance Payments”) for the six (6) month period following termination; and

(iii) notwithstanding anything to the contrary in the Hancock Parent, LLC Amended and Restated 2015 Stock Option Plan (the “2015 Plan”) or any stock option award agreement or other documentation underlying any stock option awarded to Employee thereunder prior to the Effective Date (each, an “Option”), all outstanding Options held by the Employee as of the date of such termination shall remain outstanding through March 31, 2022 and shall continue vesting through March 31, 2022, at such time(s) as the Options (or portion thereof) would have vested had Employee had remained employed by the Company through March 31, 2022.

AR Employment Agreement

Payments and benefits provided in this Section 6(d) shall be in lieu of any termination or severance payments or benefits for which the Employee may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(e) TERMINATION AND CHANGE OF CONTROL. In the event of a Change of Control of the Company, if, following such Change of Control but during the Initial Term (x) the Employee’s employment is terminated, or (y) without Employee’s written consent there occurs any material adverse change in the nature and scope of the Employee’s position, responsibilities, duties, or a change of 35 miles or more in the Employee’s location of employment, or any material reduction in Employee’s compensation or benefits and Employee voluntarily terminates his employment, then the Company shall pay or provide the Employee with the following, subject to the provisions of Section 17 hereof:

(i) the Accrued Benefits; and

(ii) subject to the Employee’s compliance with the obligations in Sections 7, 8 and 9 hereof, the continuation of the Employee’s Base Salary and health and welfare benefits, in each case, as then in effect and in accordance with the Company’s standard payroll and benefit policies (such continuation payments, the “Severance Payments”) for the six (6) month period following termination;

Payments and benefits provided in this Section 6 shall be in lieu of any termination or severance payments or benefits for which the Employee may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

For purposes of this Agreement, “Change of Control” means, with respect to a party, the consummation of a transaction (or series of related transactions), the voluntary or involuntary liquidation, dissolution or winding up where (A) such party sells, licenses, conveys or otherwise disposes of all or substantially all of its and its subsidiaries (taken as a whole) assets, property or business in one or a series of transactions, (B) any Person or group of Persons, other than the stockholders (or their Affiliates) of such party and such Persons (who are not Affiliates of any of the stockholders of such party) acquire 50% or more of the voting stock of such party, in one or a series of transactions, whether or not such party is a party to such transaction(s), or (C) such party merges or consolidates with or into any other corporation, limited liability company or other entity (other than an Affiliate of such party or any Affiliate of any stockholder of such party), other than a merger or consolidation in which the stockholders (or their Affiliates) of such party continue to hold 50% or more of the voting stock of such party (“Business Combination”). However, a Change of Control will not include (1) any consolidation or merger effected exclusively to change the domicile of such party, or (2) any transaction or series of transactions which are restructuring for tax purposes, or (3) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by such party or any successor or indebtedness of such party is cancelled or converted or a combination thereof; provided further, a private equity or

AR Employment Agreement

venture capital financing of any of such party or any Affiliate, through the sale of shares or other equity in such party, which financing is led by one or more venture capital or private equity funds, for the primary purpose of raising capital for use in the operations of such party, or any internal reorganization, shall not be considered a Change of Control

For purposes of this Agreement, “Change of Control Period” means the period of time (a) commencing on the earlier of (i) one hundred twenty (120) days before the date the Change of Control occurs, or if earlier, one hundred twenty (120) days before a definitive agreement is executed by the Company for a Business Combination (provided, however, that in the event of this subsection (a)(i) the Employee reasonably demonstrates that his termination of employment should it occur was either (x) at the request of a third party who has taken steps reasonably calculated to effect a Change of Control, or (y) otherwise arose in connection with a Change of Control), or (ii) the date the Change of Control occurs, and (b) ending on the last day of the twelfth (12th) calendar month immediately following the month the Change of Control occurred.

(f) TERMINATION DURING ANY SUBSEQUENT TERM. Notwithstanding anything else in this Agreement to the Contrary, in the event the Employee’s employment is terminated for any reason during a Subsequent Term, the Company shall pay to the Employee only the Accrued Benefits; provided, however, that, notwithstanding anything to the contrary in the 2015 Plan or any stock option award agreement or other documentation underlying any Option, all outstanding Options held by the Employee as of the date of such termination shall remain outstanding through March 31, 2022 and shall continue vesting through March 31, 2022, at such time(s) as the Options (or portion thereof) would have vested had Employee had remained employed by the Company through March 31, 2022.

(g) OTHER OBLIGATIONS. Upon any termination of the Employee’s employment with the Company for Cause, the Employee shall promptly resign from the Company and any other position as an officer, director or fiduciary of the Company or any of its affiliates.

7. RELEASE; NO MITIGATION. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if the Employee delivers to the Company and does not revoke a general release of claims in favor of the Company and its present and former owners, members, officers, directors, agents, attorneys and affiliates in a form provided to the Employee by the Company within twenty one (21) days of employment termination (which release shall not include any claims in respect of such Employee’s equity ownership of the Company, or the agreements related thereto (e.g., a stockholders agreement). Such release shall be executed and delivered by the Employee to the Company (and no longer subject to revocation, if applicable) within sixty (60) days of termination.

8. CERTAIN COVENANTS.

(a) CONFIDENTIALITY. As a condition of Employee’s employment, Employee shall sign and comply with all agreements governing the protection of confidential information and trade secrets. In addition, Employee further agrees that the Employee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee’s assigned duties and for the benefit of the Company,

AR Employment Agreement

either during the period of the Employee’s employment or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, or their customers, which shall have been obtained by the Employee during the Employee’s employment by the Company (or any predecessor) (“Confidential Information.”). The foregoing shall not apply to information that (A) was known to the public prior to its disclosure to the Employee; or (B) becomes generally known to the public subsequent to disclosure to the Employee through no wrongful act of the Employee or any representative of the Employee. Employee may disclose Confidential Information to the extent that such disclosure is required by law or court order, provided, however, that Employee promptly provides to the CEO prior written notice of such disclosure and provides assistance in obtaining an order or other remedy protecting the Confidential Information from public disclosure. In the event that such disclosure is required, Employee will furnish only that portion of the Confidential Information as is legally required and will exercise reasonable efforts to ensure that the Confidential Information will be treated as confidential. The terms and conditions of this Agreement shall remain strictly confidential, and the Employee hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on the Employee’s conduct imposed by the provisions of this Section 8. However, nothing in this Section 8(a), nor any other portion of this Agreement, prohibits Employee from reporting an event that he reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, or Department of Labor), or from cooperating in an investigation conducted by such a government agency. Employee acknowledges that he has received notice, and understands, that under the 2016 Defend Trade Secrets Act (DTSA): (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined under the DTSA) that: (a) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

(b) NONSOLICITATION; NONINTERFERENCE.

(i) During the Employee’s employment with the Company and thereafter, Employee agrees not to disclose or use the Company’s Confidential information including its trade secrets in order to solicit, aid or induce any customer of the Company to terminate its relationship with the Company or to purchase goods or services from any competitor.

(ii) During the Employee’s employment with the Company and for a period of twelve (12) months thereafter, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any

AR Employment Agreement

employee, representative or agent of the Company or any of its subsidiaries or affiliates to leave such employment or to terminate such relationship with the Company, or (B) unlawfully interfere with the contractual relationship between the Company or any of its subsidiaries or affiliates and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 8(b)(ii) while so employed or retained.

(c) NONDISPARAGMENT. During and following the Employee’s employment with the Company, the Employee agrees not to make negative comments or otherwise disparage the Company or its officers, members, directors, employees, shareholders, affiliates, agents or products, in any manner likely to be harmful to them or their business, business reputation or personal reputation other than while employed by the Company, in the good faith performance of the Employee’s duties to the Company. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(d) INVENTIONS.

(i) The Employee acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products or developments (“Inventions”), whether patentable or unpatentable, (A) that relate to the Employee’s work with the Company, made or conceived by the Employee, solely or jointly with others, during the Employment Term, or (B) suggested by any work that the Employee performs in connection with the Company, either while performing the Employee’s duties with the Company or on the Employee’s own time, but only insofar as the Inventions are related to the Employee’s work as an employee or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. The Employee will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Employee will surrender them upon the termination of the Employment Term, or upon the Company’s request. The Employee will assign and hereby does assign to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Employee’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Employee shall, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions. The Employee shall also execute such further assignments and hereby makes such assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for its benefit, all without additional compensation to the Employee from the Company, but entirely at the Company’s expense.

AR Employment Agreement

(ii) In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Employee agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Employee. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, the Employee hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Employee’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Employee hereby waives any so-called “moral rights” with respect to the Inventions. The Employee hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Employee’s benefit by virtue of the Employee being an employee of or other service provider to the Company.

(iii) Employee understands that Inventions (as defined above) do not include, and the obligations of this Section 8(d) do not apply to, subject matter that meets all of the following criteria: (1) is conceived, developed and created by Employee on Employee’s own time without using the Company’s equipment, supplies or facilities or any Confidential Information or trade secrets, (2) is unrelated to the actual or reasonably anticipated business or research and development of the Company of which Employee is or becomes aware, and (3) does not result from any work performed by Employee for the Company; provided, further, nothing in this Agreement shall be construed to require Employee to assign to the Company any Inventions that are excluded from any such assignment under California Labor Code section 2870. A copy of California Labor Code section 2870 will be provided to Employee upon written request or may be located on the internet and is reproduced under Exhibit C. Employee shall be deemed to be aware of all activities of the Company.

(iv) To avoid any misunderstanding, Employee has listed on Exhibit B (1) all materials, creations, designs, technology, discoveries, inventions, ideas, information and other subject matter, including, but not limited to, copyrights, trade secrets, patents, trademarks and other intellectual property rights, if any, developed or created by Employee, alone or with others, before the period of Employee’s employment with the Company in which Employee claims any ownership or rights, and (2) all agreements or arrangements that may affect the rights to any such subject matter or Employee’s ability to be employed by and perform services for the Company and comply with the requirements of this Agreement. Employee acknowledges and agrees that (i) by not listing particular subject matter, Employee is warranting that the subject matter was not conceived, developed or created before commencement of Employee’s employment, and (ii) by not listing particular agreements or arrangements, Employee is warranting that no such agreements or arrangements exist.

AR Employment Agreement

(e) RETURN OF COMPANY PROPERTY. On the date of the Employee’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Employee shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company) and all Confidential Information and Employee shall not be authorized to retain any copies of any such Confidential Information.

(f) SEVERABILITY. The Employee acknowledges that the restrictions contained in this Section 8 are reasonable and necessary to protect the legitimate interests of the Company and constitute a material inducement to the Company to enter into this Agreement. The covenants contained in this Section 8 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(g) TOLLING. In the event of any violation of the provisions of this Section 8, the Employee acknowledges and agrees that the post-termination restrictions contained in this Section 8 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(h) ACKNOWLEDGEMENT REGARDING RESTRICTIVE COVENANTS. Employee acknowledges and agrees that (i) he has signed or will sign other agreements or arrangements in connection with consummating the transactions contemplated by the SPA (ii) such other agreements or arrangements may contain restrictive covenants, and (iii) any such restrictive covenants may be similar to, or may be different from, the restrictive covenants contained in this Agreement. Unless explicitly set forth in any such agreement or arrangement, any such restrictions will be in addition to, and will not serve to limit or be in lieu of, the restrictions set forth in this Agreement.

(i) SURVIVAL OF PROVISIONS. The obligations contained in Sections 8 and 9 hereof shall survive the termination or expiration of the Employment Term and the Employee’s employment with the Company and shall be fully enforceable thereafter.

9. COOPERATION. Upon the receipt of notice from the CEO (including outside counsel), the Employee agrees that while employed by the Company and thereafter, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Employee’s employment with the Company. The Employee agrees to promptly inform the CEO if the Employee becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company or its affiliates. The Employee also agrees to promptly inform the CEO (to the extent that the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation of the Company

AR Employment Agreement

or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Employee for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Employee in complying with this Section 9.

10. EQUITABLE RELIEF AND OTHER REMEDIES. The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 hereof would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In the event of a violation by the Employee of Section 8 or Section 9 hereof, any severance being paid to the Employee pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Employee (other than $1,000) shall be immediately repaid to the Company.

11. NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 11 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company.

12. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

At the address (or to the facsimile number) shown on the records of the Company

If to the Company:

EngageSmart, LLC

c/o EngageSmart, LLC

30 Braintree Hill Office Park, Suite 303 Braintree, MA 02184

Attention: CEO, and General Counsel

With a copy to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Bradd Williamson, Esq.

AR Employment Agreement

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

14. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

15. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer or director as may be designated by Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to the choice of law principles thereof. Any action which in any way involves the rights, duties and obligations of the parties hereunder shall be brought in the courts of the State of Illinois and venue for any action or proceeding shall be in Cook County, Illinois or in the United States District Court for the Northern District of Illinois, and the parties hereby submit to the personal jurisdiction of said courts. In the event of litigation or any other action or proceeding between the parties to interpret or enforce this Agreement, or any part thereof or relating to this Agreement, the prevailing party shall be entitled to recover its costs related to such action or proceeding and its reasonable fees of attorneys, accountants and expert witnesses incurred by such party in connection with any such action or proceedings. The prevailing party shall be deemed to be the party which obtains substantially the relief sought by final resolution, compromise or settlement, or as may otherwise be determined by order of a court of competent jurisdiction in the event of litigation, an award or decision of an arbitrator in the event of arbitration. This provision is subject to Section 4 of Exhibit B (Earnout) of the SPA, which Section 4 shall take precedence in the event of any dispute regarding Exhibit B, and which determination shall be binding on the Parties as it relates to this Agreement.

AR Employment Agreement

17. REPRESENTATIONS. The Employee represents and warrants to the Company that (a) the Employee has the legal right to enter into this Agreement and to perform all of the obligations on the Employee’s part to be performed hereunder in accordance with its terms, and (b) the Employee is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Employee from entering into this Agreement or performing all of the Employee’s duties and obligations hereunder.

18. INDEMNITY. The Company shall indemnify and hold the Employee harmless from any cost, expense or liability arising out of or relating to any acts or decisions made by the Employee on behalf of or in the course of performing services for the Company to the same extent the Company indemnifies and holds harmless the CEO of the Company and in accordance with the articles of organization and operating agreement of the Company.

19. TAX MATTERS.

(a) WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b) SECTION 409A COMPLIANCE.

(i) The intent of the parties is that payments and benefits under this Agreement be exempt from, or comply with, Internal Revenue Code Section 409A and the regulations promulgated thereunder (collectively “Code Section 409A”) and shall be interpreted to be in a manner consistent with such intention. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Code Section 409A or any damages for failing to comply with Code Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is specified as subject to this section or that is otherwise considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 19(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

AR Employment Agreement

(iii) All expenses or other reimbursements under Sections 4(c) and 9 hereof shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee (provided that if any such reimbursements constitute taxable income to the Employee, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

(iv) For purposes of Code Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

AR Employment Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ENGAGESMART, LLC

By:
Name:
Title:

EMPLOYEE:

Name: Howard Spector

Amended and Restated Employment Agreement

Signature Page

AR Employment Agreement

EXHIBIT A

Job Duties/Responsibilities

Initial Term:

Employee’s primary responsibility includes assisting SimplePractice President with a successful transition of day-to-day management and continuing to support the President with the execution of the 2021 operating plan. In addition, unless on pre-approved vacation, Employee shall participate in weekly one-on-one meetings with SimplePractice President and COO and EngageSmart CEO.

Subsequent Terms:

Employee’s primary responsibility includes assisting the EngageSmart CEO with vision, strategy, execution, culture, and innovation across all EngageSmart solutions. Employee shall participate as reasonably requested by the Company with M&A activities. In addition, Employee shall schedule regular status meetings with EngageSmart CEO, at least on a weekly basis, to determine any changes, additions, and or deletions to Employee’s list of responsibilities.

AR Employment Agreement

EXHIBIT B

Reserved Inventions: Related Agreements or Arrangements

none

AR Employment Agreement

EXHIBIT C

California Labor Code Section 2870

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.